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PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS AND HIGHLIGHTS

ATLANTA, GA – August 12, 2008 — Inhibitex, Inc. (NASDAQ: INHX) today announced its financial results for the second quarter ended June 30, 2008.

“We are pleased and encouraged by the measurable progress we have made in all three of our core antiviral development programs during the first half of 2008, most notably the clinical advancement of our shingles compound, FV-100,” said Russell H. Plumb, president and chief executive officer of Inhibitex. “With FV-100 entering a multiple ascending dose trial following encouraging safety and pharmacokinetic data from a recently-completed single ascending dose trial, we are progressing well toward our goal of advancing the compound into a Phase II proof of concept trial around the end of this year. Further, we continue to advance a number of compounds from both our HCV nucleoside polymerase inhibitor and HIV integrase inhibitor programs through lead optimization. Our HCV program appears particularly promising at this juncture. Accordingly, in the near-term we are assigning it a higher priority and have re-aligned our internal resources in order to maximize the potential of identifying a lead clinical candidate from the program around the end of this year. As a result, we plan to complete the lead optimization activities associated with our HIV program in the first half of 2009.”

Second Quarter 2008 Financial Results

The Company reported that it held $41.9 million in cash, cash equivalents, short-term and long-term investments as of June 30, 2008 as compared to $50.3 million at December 31, 2007. The Company reported a net loss for the second quarter of 2008 of $2.2 million, as compared to $2.3 million for the second quarter of last year. Basic and diluted net loss per share was $0.05 for the second quarter of 2008 as compared to $0.08 for the second quarter of 2007. The decrease in net loss in the second quarter of 2008 was principally due to a $1.4 million reduction in research and development expense associated with the settlement of prior litigation related to a production and supply agreement, a decrease in general and administrative expenses, and slightly higher revenue, offset by an increase in research and development expenditures associated with the clinical development of FV-100, as well as the preclinical development of the Company’s HCV nucleoside polymerase inhibitors and HIV integrase inhibitors and a decrease in net interest income.

Revenue for the second quarter of 2008 was $0.8 million as compared to $0.7 million for the second quarter of 2007. The increase in revenue in 2008 was the result of higher periodic research-associated support fees recognized by the Company related to an existing license and development agreement.

Research and development expense for the second quarter of 2008 was $2.1 million, as compared to $1.7 million in the second quarter of 2007. The $0.4 million increase in 2008 was the result of $0.7 million in direct costs incurred in connection with the preclinical and clinical development of FV-100, as well as increases of $0.4 million in sponsored research and preclinical expenses associated with the Company’s HCV and HIV development programs, $0.3 million in salaries, benefits and share-based compensation resulting from an increase in personnel, and $0.4 million in various other expenses, offset in part by a $1.4 million reduction in expense associated with the settlement of prior litigation related to a production and supply agreement.

General and administrative expense decreased to $1.2 million in the second quarter of 2008 from $2.0 million in the second quarter of 2007. The decrease of $0.8 million was primarily the result of a decline of $0.6 million in salaries, benefits and share-based compensation due to a non-recurring charge for severance and termination benefits made in 2007 as well as a reduction in personnel, a $0.1 million decrease in professional fees, and a decrease in various other expenses of $0.1 million.

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The Company recorded total share-based compensation expense of $0.4 million, or $0.01 per share, in the second quarter of 2008, of which $0.2 million was recorded as research and development expense and $0.2 million was recorded as general and administrative expense.

For the six months ended June 30, 2008, net loss was $5.7 million, as compared to $1.9 million for the same period in 2007. Basic and diluted net loss per share was $0.13 in 2008 as compared to $0.06 for the same period of 2007. The increase in net loss for the six months ended June 30, 2008 was largely due to the same factors as described above, as well as a significant decrease in other income as a result of a $1.9 million gain recorded on the sale of excess raw materials in 2007 that did not recur in 2008.

Recent Corporate Developments

Phase I FV-100 Clinical Trial – On August 5, 2008, the Company announced it had completed a Phase I single ascending dose clinical trial of FV-100, its highly potent and fast-acting orally available nucleoside analogue in development for the treatment of shingles (herpes zoster). The Company reported that there were no serious adverse events observed and that the compound was generally well tolerated in the trial. In addition, pharmacokinetic data demonstrated that all doses evaluated in the trial maintained drug plasma levels of the active form of FV-100 that exceeded its EC50 for at least 24 hours. The Company also reported that it had initiated enrollment in a multiple ascending dose trial of FV-100 in healthy subjects, and anticipates completing this trial in the fourth quarter of 2008.

Settlement of Litigation with Nabi Pharmaceuticals – On August 1, 2008 the Company entered into a settlement agreement with Nabi Pharmaceuticals (“Nabi”) in connection with an ongoing contractual dispute between the two companies arising from the Company’s termination of a production and supply agreement in 2006. The Company agreed to pay Nabi $2.2 million to settle all remaining claims. The Company had previously accrued a total of $3.6 million in research and development expense associated with this dispute. Accordingly, the Company recorded a $1.4 million reduction in research and development expense with respect to this settlement in the second quarter of 2008.

NASDAQ Listing Transfer – On July 9, 2008, the Company announced that it had received approval from the NASDAQ Listing Qualifications Staff to transfer its listing of common stock from the NASDAQ Global Market to the NASDAQ Capital Market. The listing transfer was in response to a letter the Company received from NASDAQ in January 2008 regarding its non-compliance with Marketplace Rule 4450(a)(5), which requires companies to maintain a minimum bid price of $1.00 per share for continued NASDAQ listing. The Company has an additional 180 calendar days from July 8, 2008, or until January 5, 2009, to regain compliance with NASDAQ’s minimum bid price requirement.

Financial Guidance

The Company reported that the financial guidance it previously provided for the year 2008 remains substantially unchanged. Accordingly, the Company continues to anticipate that its net cash burn for 2008, including the impact of the $2.2 million settlement with Nabi, will range from $17 to $19 million. This financial guidance does not consider or reflect the financial or operating impact of any additional collaborations, partnerships, alliances, in-licensing, or other similar transactions that may occur in the future.

Financial guidance involves a high level of uncertainty and is subject to numerous assumptions and factors. With respect to the Company, these factors include, but are not limited to: the funding requirements and time it may take to conduct preclinical research, formulate and manufacture clinical trial materials, and conduct clinical trials; the ability to enroll subjects or patients in such trials and whether the results of these clinical trials are favorable; receiving regulatory approvals on a timely basis to proceed with the development of a drug candidate; the cost of filing, prosecuting and enforcing patents or other intellectual property rights; changes in the Company’s strategy or development plans in the future; and the level of general and administrative expenses needed to support the Company’s business strategy and its publicly-traded status.

Conference Call and Webcast Information

Russell H. Plumb, president and chief executive officer of Inhibitex, and other members of management will review the Company’s second quarter 2008 operating results and financial position, as well as provide a general update on the Company via webcast and conference call today at 8:30 a.m. EDT. To access the conference call, please dial (888) 680-0878 (domestic) or (617) 213-4855 (international) and reference the access code 29157221. A replay of the call will be available from 10:30 a.m. EDT on August 12, until September 12, 2008 at midnight. To access the replay, please dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and reference the access code 72288440. A live audio webcast of the call and the archived webcast will be available in the News and Events section of the Inhibitex website http://www.inhibitex.com under the News and Events category.

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About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to treat and prevent serious infectious diseases. In addition to FV-100, the Company’s development pipeline includes a series of HCV nucleoside polymerase inhibitors and HIV integrase inhibitors. Inhibitex has also licensed its proprietary MSCRAMM® protein technology to Wyeth for the development of staphylococcal vaccines and to 3M for the development of diagnostics.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including statements regarding the Company’s goal of advancing FV-100 into a Phase II proof of concept trial; the expected timing of completion of the Company’s ongoing multiple ascending dose trial; the anticipated timing of completing lead optimization activities and identifying clinical candidates for the Company’s HCV and HIV programs; and financial guidance and the anticipated net cash burn in 2008 are forward-looking statements. These intentions, expectations, or potential may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk that: the pharmacokinetic or safety results of future preclinical and clinical studies of FV-100 do not confirm prior findings or fail to support its further development; the Company not being able to enroll patients in its clinical trials in a timely manner; the Company not obtaining regulatory approval to advance the development of FV-100; either the Company, the U.S. Food and Drug Administration (FDA) or an investigational review board (IRB) suspending or terminating the clinical development of FV-100 for safety or other reasons; the results of ongoing lead optimization activities and future preclinical studies not supporting the selection of a lead clinical candidate for the Company’s HIV and/or HCV program in the anticipated time horizons, if at all; obtaining, maintaining and protecting the intellectual property incorporated into and supporting its product candidates; maintaining expenses, revenues and other cash expenditures substantially in line with planned or anticipated amounts; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, or SEC, on March 14, 2008 and its Quarterly Report on Form 10-Q for March 31, 2008, as filed with the SEC on May 9, 2008. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements
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Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contact:

Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

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INHIBITEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$13,532,642	$14,178,143
Short-term investments	27,965,920	36,088,309
Prepaid expenses and other current assets	840,071	1,058,426
Accounts receivable	187,332	44,988

Total current assets	42,525,965	51,369,866
Property and equipment, net	2,523,618	2,564,345
Long-term investments............................................................	400,480	—

Total assets	$45,450,063	$53,934,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,005,956	$1,160,351
Accrued expenses	3,405,457	6,605,253
Current portion of notes payable	312,500	312,500
Current portion of capital lease obligations	388,112	698,151
Current portion of deferred revenue	941,667	441,667
Other current liabilities	154,824	154,824

Total current liabilities	6,208,516	9,372,746
Long-term liabilities:
Notes payable, net of current portion	546,875	703,125
Capital lease obligations, net of current portion	—	68,710
Deferred revenue, net of current portion	312,500	387,500
Other liabilities, net of current portion	1,149,944	1,202,328

Total long-term liabilities	2,009,319	2,361,663

Total liabilities	8,217,835	11,734,409
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at June 30, 2008 and December 31, 2007; none issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized at June 30, 2008 and December 31, 2007; 43,048,212 and 42,785,318 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	43,048	42,785
Common stock warrants	15,551,492	15,551,492
Accumulated other comprehensive income	6,352	106,480
Additional paid-in capital	241,422,983	240,634,018
Accumulated deficit	(219,791,647)	(214,134,973)

Total stockholders’ equity	37,232,228	42,199,802

Total liabilities and stockholders’ equity	$45,450,063	$53,934,211

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INHIBITEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue:
License fees and milestones.	$412,500	$412,500	$825,000	$825,000
Collaborative research and development	375,000	250,000	750,000	500,000
Grants and other revenue	—	22,500	—	28,500
Total revenue	787,500	685,000	1,575,000	1,353,500
Operating expense:
Research and development .	2,108,102	1,678,463	5,514,149	3,245,037
General and administrative .....	1,222,339	1,961,906	2,563,907	3,268,064
Total operating expense	3,330,441	3,640,369	8,078,056	6,513,101
Loss from operations	(2,542,941)	(2,955,369)	(6,503,056)	(5,159,601)
Other (expense) income, net	3,054	(1,013)	14,480	1,944,579
Interest income, net	331,012	632,066	831,902	1,352,905
Net loss ..............................	$(2,208,875)	$(2,324,316)	$(5,656,674)	$(1,862,117)
Basic and diluted net loss per Share	$(0.05)	$(0.08)	$(0.13)	$(0.06)

Weighted average shares used to compute basic and diluted net loss per share	42,909,471	30,812,510	42,850,270	30,659,861

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